Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Second Quarter Fiscal 2011 Results

~Net Loss Per Share Improves $0.13 to $1.78~

~Company Revises Guidance Range for Fiscal 2011~

YORK, Pa.--(BUSINESS WIRE)--August 18, 2011--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported results for the second quarter of fiscal 2011 ended July 30, 2011.

Second Quarter Highlights

  Comparable store sales decreased 1.5%.
  Gross margin rate was 37.2% of net sales compared with 38.0% in the prior year period.
  Operating loss totaled $11.8 million, compared with an operating loss of $6.4 million in the second quarter of fiscal 2010.
  EBITDA was $15.6 million, compared with $21.3 million in the second quarter of fiscal 2010. EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, and the loss on extinguishment of debt. EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).
  Net loss totaled $32.3 million, or $1.78 per diluted share, compared with a net loss of $33.7 million, or $1.91 per diluted share, for the second quarter of fiscal 2010.

Year-to-date Highlights

  Comparable store sales decreased 1.4%.
  Gross margin rate was 36.3% of net sales compared with 37.7% in the prior year period.
  Operating loss totaled $14.4 million, compared with an operating loss of $0.8 million in the prior year period.
  EBITDA was $38.7 million, compared with $54.3 million in the prior year period (see Note 1).
  Net loss totaled $68.3 million, or $3.79 per diluted share, compared with a net loss of $57.3 million, or $3.24 per diluted share, for the prior year period. The first quarter of fiscal 2011 included a charge of $0.52 per diluted share associated with the prepayment of the second lien term loan and refinancing of the revolving credit facility.

Comments

Bud Bergren, President and Chief Executive Officer, commented, “We improved our net loss in the second quarter by $0.13 per share, reflecting lower selling, general and administrative and interest expenses and a favorable tax benefit. We recognize our comparable store sales and gross margin did not perform to the desired levels. We made adjustments to our merchandise assortment that we believe will yield improved performance in the second half of the year. For example, we expanded our assortment of updated and better fashions, and we have seen strong customer response to these adjustments. At the same time, we scaled back on select assortments in our slower selling traditional apparel. In addition, we’re introducing the new brands John Bartlett in our men’s division and Mambo in our young men’s and boy’s divisions – both exclusive to us and both providing newness that will resonate well with our customer. We also recently completed renovations to 17 stores, increasing square footage dedicated to our growth businesses, especially shoes, which we believe will drive improved sales results.”

Mr. Bergren continued, “While we are optimistic about sales improving in the third and fourth quarters, we continue to closely monitor the macroeconomic environment and will take measures warranted.”

Sales

For the second quarter of fiscal 2011, comparable stores sales decreased 1.5%. Total sales for the thirteen weeks ended July 30, 2011 decreased 2.2% to $595.5 million compared with $608.6 million for the prior year period.

Year-to-date comparable store sales decreased 1.4%. Year-to-date total sales decreased 1.9% to $1,245.4 million compared with $1,270.0 million for the same period last year.

Other Income

Other income in the second quarter of fiscal 2011 was $13.8 million, compared with $14.0 million in the second quarter of fiscal 2010. Year-to-date other income increased to $28.4 million, compared with $27.9 million for the same period last year.

Gross Margin

In the second quarter of fiscal 2011, gross margin dollars decreased $9.9 million to $221.6 million, compared with $231.4 million in the second quarter of fiscal 2010. The gross margin rate for the second quarter of fiscal 2011 decreased to 37.2% of net sales from 38.0% of net sales in the second quarter of fiscal 2010. Year-to-date gross margin dollars decreased $26.3 million to $452.2 million, compared with $478.5 million in the prior year period. The year-to-date gross margin rate decreased to 36.3% compared with 37.7% in the prior year period. The decline in the gross margin rate in both the second quarter and first half of the year is primarily attributable to increased net markdowns and increased delivery costs.

Selling, General and Administrative Expenses (“SG&A”)

SG&A expenses decreased $4.4 million to $219.8 million in the second quarter of fiscal 2011, compared with $224.2 million in the second quarter of fiscal 2010. The SG&A expense rate for the second quarter of fiscal 2011 increased to 36.9% of net sales, compared with 36.8% in the prior year period. SG&A expenses year-to-date decreased $10.3 million to $441.8 million, compared with $452.1 million in the prior year period. The year-to-date SG&A expense rate decreased to 35.5% compared with 35.6% in the prior year period. The improvement in the SG&A dollars in both the second quarter and first half of the year reflects cost control efforts, a favorable insurance receipt and reduced incentive compensation accruals, partially offset by increased marketing expenditures.

EBITDA

EBITDA decreased $5.7 million in the second quarter of fiscal 2011 to $15.6 million, compared with $21.3 million in the second quarter of fiscal 2010. EBITDA year-to-date decreased $15.5 million to $38.7 million, compared with $54.3 million in the prior year period. EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, decreased $0.2 million to $27.4 million in the second quarter of fiscal 2011, compared with $27.7 million in the second quarter of fiscal 2010. Depreciation and amortization expense year-to-date, including amortization of lease-related interests, decreased $1.9 million to $53.1 million, compared with $55.0 million in the prior year period.

Interest Expense, Net

In the second quarter of fiscal 2011, interest expense, net, decreased $5.4 million to $22.8 million, compared with $28.2 million in the second quarter of fiscal 2010. Interest expense, net, year-to-date decreased $10.6 million to $46.1 million, compared with $56.7 million in the prior year period. The decrease in both the second quarter and first half of the year reflects lower borrowings and lower interest rates as a result of the Company’s prepayment of the second lien term loan and amendment to its revolving credit facility.

Income Tax Benefit

An income tax benefit of $2.3 million, which includes a $3.2 million reclassification from shareholders’ equity associated with interest rate swap contracts that expired in July 2011, was recorded in the second quarter of fiscal 2011, compared with the $0.8 million benefit in the prior year period. The year-to-date income tax benefit of $1.6 million compares favorably with the $0.2 million benefit in the prior year period.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “Our excess borrowing capacity under our revolving credit facility at the end of the second quarter of fiscal 2011 was $386 million, well above the required minimum of approximately $51 million. Our revised fiscal 2011 guidance for EBITDA is a range of $225 million to $235 million and for income per diluted share is a range of $0.70 to $1.00. Additionally, our estimate for cash flow (see Note 2) is a range of $50 million to $60 million, which we believe will permit us to manage and reduce our debt levels. Assumptions reflected in our revised full-year guidance include the following:

  Comparable store sales in a range of flat to a 1.0% increase;
  Gross margin rate down 70 to 80 basis points from fiscal 2010;
  SG&A expense as a percent of sales flat with, or slightly below, fiscal 2010;
  Effective tax rate of 38%;
  Capital expenditures not to exceed $70 million, net of external contributions; and
  Estimated 19.5 million to 20.0 million average diluted shares outstanding.”

Note: The provided guidance does not reflect the potential income tax benefit of reducing the valuation allowance currently recorded for deferred tax assets. If the Company achieves results within the provided fiscal 2011 earnings per share guidance range, a favorable adjustment to the valuation allowance on deferred tax assets is expected.

Conference Call Details

The Company’s quarterly conference call to discuss second quarter results will be broadcast live today at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (800) 946-0774 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, September 1, 2011. The number to call for the taped replay is (877) 870-5176 and the conference PIN is 3079194. The conference call will also be broadcast on the Company’s website at http://investors.bonton.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available through Thursday, September 1, 2011.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 275 department stores, which includes 11 furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, in the Detroit, Michigan area, under the Parisian nameplate. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; changes in the terms of the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of new regulatory requirements including the Credit Card Accountability Responsibility and Disclosure Act of 2009 and the Health Care Reform Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, and the loss on extinguishment of debt. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income to EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted net income, plus depreciation and amortization, amortization of lease-related interests, and non-cash financing expense, less capital expenditures.

- tables follow -

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)	July 30,	January 29,
(Unaudited)	2011	2011
Assets
Current assets:
Cash and cash equivalents	$13,449	$16,339
Merchandise inventories	692,099	682,324
Prepaid expenses and other current assets	69,950	78,418
Total current assets	775,498	777,081
Property, fixtures and equipment at cost, net of accumulated depreciation and
amortization of $706,626 and $657,541 at July 30, 2011 and January 29, 2011, respectively	681,268	703,432
Deferred income taxes	10,793	9,587
Intangible assets, net of accumulated amortization of $50,440 and $46,245 at
July 30, 2011 and January 29, 2011, respectively	125,884	130,080
Other long-term assets	31,352	36,059
Total assets	$1,624,795	$1,656,239
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$232,677	$175,249
Accrued payroll and benefits	29,423	45,769
Accrued expenses	152,604	167,204
Current maturities of long-term debt	7,184	6,978
Current maturities of obligations under capital leases	5,364	5,825
Deferred income taxes	14,754	12,709
Income taxes payable	504	137
Total current liabilities	442,510	413,871
Long-term debt, less current maturities	869,352	856,687
Obligations under capital leases, less current maturities	58,638	61,043
Other long-term liabilities	142,713	141,286
Total liabilities	1,513,213	1,472,887
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares
of 17,075,376 and 16,520,859 at July 30, 2011 and January 29, 2011, respectively	171	165
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued
and outstanding shares of 2,951,490 at July 30, 2011 and January 29, 2011	30	30
Treasury stock, at cost - 337,800 shares at July 30, 2011 and January 29, 2011	(1,387)	(1,387)
Additional paid-in-capital	152,765	153,331
Accumulated other comprehensive loss	(37,511)	(36,498)
(Accumulated deficit) retained earnings	(2,486)	67,711
Total shareholders' equity	111,582	183,352
Total liabilities and shareholders' equity	$1,624,795	$1,656,239

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN		TWENTY-SIX
	WEEKS ENDED		WEEKS ENDED
(In thousands except per share data)	July 30,	July 31,	July 30,	July 31,
(Unaudited)	2011	2010	2011	2010

Net sales	$595,480	$608,596	$1,245,361	$1,269,969
Other income	13,790	14,024	28,390	27,862
	609,270	622,620	1,273,751	1,297,831

Costs and expenses:
Costs of merchandise sold	373,918	377,151	793,185	791,491
Selling, general and administrative	219,786	224,163	441,825	452,076
Depreciation and amortization	26,221	26,516	50,734	52,740
Amortization of lease-related interests	1,194	1,147	2,389	2,293
Loss from operations	(11,849)	(6,357)	(14,382)	(769)
Interest expense, net	22,762	28,177	46,067	56,690
Loss on extinguishment of debt	-	-	9,450	-

Loss before income taxes	(34,611)	(34,534)	(69,899)	(57,459)
Income tax benefit	(2,311)	(804)	(1,611)	(187)

Net loss	$(32,300)	$(33,730)	$(68,288)	$(57,272)

Basic loss per share	$(1.78)	$(1.91)	$(3.79)	$(3.24)

Diluted loss per share	$(1.78)	$(1.91)	$(3.79)	$(3.24)

Other financial data:
EBITDA (1)	$15,566	$21,306	$38,741	$54,264

(1) EBITDA reconciliation

The following table reconciles net loss to EBITDA for the period indicated:

	THIRTEEN		TWENTY-SIX
	WEEKS ENDED		WEEKS ENDED
(In thousands)	July 30,	July 31,	July 30,	July 31,
(Unaudited)	2011	2010	2011	2010

Net loss	$(32,300)	$(33,730)	$(68,288)	$(57,272)
Adjustments:
Income tax benefit	(2,311)	(804)	(1,611)	(187)
Loss on extinguishment of debt	-	-	9,450	-
Interest expense, net	22,762	28,177	46,067	56,690
Depreciation and amortization	26,221	26,516	50,734	52,740
Amortization of lease-related interests	1,194	1,147	2,389	2,293

EBITDA	$15,566	$21,306	$38,741	$54,264

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor and Public Relations
mkerr@bonton.com